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                                                             Exhibit 4.01(e)


                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                      AND RELATIVE, PARTICIPATING, OPTIONAL
                      AND OTHER SPECIAL RIGHTS OF PREFERRED
                      STOCK AND QUALIFICATIONS, LIMITATIONS
                            AND RESTRICTIONS THEREOF

                                       OF

                      THE EQUITABLE COMPANIES INCORPORATED

                CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES D

                             ----------------------

                             Pursuant to Section 151
             of the General Corporation Law of the State of Delaware

                             ----------------------

            The following resolution has been duly adopted by the Board of Directors (such Board, including any committee thereof duly authorized to act on behalf of such Board, herein referred to as the "Board") of The Equitable Companies Incorporated, a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, which resolution remains in full force and effect as of the date hereof:

            RESOLVED that, pursuant to the authority expressly granted to and vested in the Board by the provisions of the Restated Certificate of Incorporation of the Corporation (the "Restated Certificate of Incorporation") to fix by
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resolution or resolutions the voting rights, if any, of each series of Preferred
Stock, par value $1.00 per share (the "Preferred Stock"), of the Corporation and the designations, preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof, the Board hereby authorizes and creates a series of Preferred Stock on the terms and with the provisions (in addition to those set forth in the Restated Certificate of Incorporation of the Corporation that are applicable to all Preferred Stock) as follows:

            SECTION 1. Designation, Number of Shares and Liquidation Preference. The series of Preferred Stock created by this resolution shall be designated the "Cumulative Convertible Preferred Stock, Series D" (the "Series D Preferred Stock"). The number of authorized shares of the Series D Preferred Stock shall be ________________. The liquidation preference of each share of Series D Preferred Stock (the "Liquidation Preference") shall be $500.00.

            SECTION 2. Rank. The Series D Preferred Stock shall, as to the payment of Cumulative Dividends (as defined below) and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, rank
(i) prior to the Common Stock, par value $.01 per share (the "Common Stock"), and any other capital stock, of the Corporation (other than (a) the Corporation's Convertible Exchangeable Preferred Stock, Series A, par value $1.00 per share (the "Series A Preferred Stock"), (b) the Corporation's Preferred Stock, Series B, par value $1.00 per share (the "Series B Preferred Stock"), (c) the Corporation's Cumulative Convertible Preferred Stock, Series C, par value $1.00 per share (the "Cumulative Convertible Preferred Stock"), and
(d) any other class or series of a class of capital stock of the Corporation the terms of which expressly provide that the shares thereof rank senior or on a parity as to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation with the shares of the Series D Preferred Stock) (such securities, other than those described in the immediately preceding parenthetical clause, collectively referred to herein as the "Junior Securities") and (ii) on a parity with the Series A Preferred Stock, the Series B Preferred Stock, the Cumulative Convertible Preferred Stock and any other class or series of a class of capital stock of the Corporation the terms of which expressly provide that the shares thereof rank on a parity as to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation with the shares of the Series A Preferred Stock, the Series B Preferred Stock and the Cumulative Convertible Preferred Stock (the "Parity Securities"). The Series D Preferred Stock shall, as to the payment of the Additional Dividends (as defined below), rank junior to the Parity Securities and on a parity with the Common Stock.

            SECTION 3. Dividends. (a) The holders of outstanding shares of Series D Preferred Stock shall be entitled to receive, in preference to the holders of shares of Junior Securities, when, as and if declared by the Board, out of funds of the Corporation legally available for the payment of dividends, a cumulative cash dividend (the "Cumulative Dividends") at the rate per annum of $1.00 per share of Series D Preferred Stock. Cumulative Dividends shall accrue and be payable quarterly, when, as and if declared by the Board, in arrears on each January 22, April 22, July 22 and October 22 (each a "Dividend Payment Date"), commencing on January 22, 1994. Each such quarterly Cumulative Dividend shall be cumulative and shall accumulate, whether or not earned or declared and whether or not there are funds of the Corporation legally available for payment of dividends, for the period (each, a "Dividend Period") commencing on and including the most recent Dividend Payment Date to which dividends have been paid or accumulated to but excluding the next succeeding Dividend Payment Date, except (x) that the Dividend Period

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terminating on January 22, 1994 (the "Initial Dividend Period") shall commence on and include ___________ and (y) as otherwise provided in Sections 4, 5 and 7 with respect to shares of Series D Preferred Stock that are redeemed or converted into shares of Common Stock or with respect to which distributions are made upon a Liquidation Transaction (as defined in Section 7). Cumulative Dividends shall be payable, net of any amounts required to be withheld for or with respect to taxes, to holders of record as they appear on the stock books of the Corporation at the close of business on such record dates, not more than 60 days nor less than 10 days prior to the respective Dividend Payment Date, as shall be fixed by the Board. If any Dividend Payment Date is not a Business Day, the quarterly Cumulative Dividend to be paid on such Dividend Payment Date shall be paid on the next following Business Day. A "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or New Jersey are required or authorized by law to be closed. Payments of quarterly Cumulative Dividends shall be made in coin or currency of the United States that as of the date of payment shall be legal tender for payment of public and private debts by mailing a check to each holder of shares of Series D Preferred Stock at the address of such holder as shown on the stock books of the Corporation. Accumulated and unpaid Cumulative Dividends for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board.

            (b) The amount of Cumulative Dividends payable for each full Dividend Period for the Series D Preferred Stock shall be computed by dividing the annual dividend rate by four. The amount of Cumulative Dividends payable for the Initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Series D Preferred Stock shall be computed on the basis of a 360-day

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year consisting of twelve 30-day months. Other than as provided in Section 3(g)
below, holders of shares of Series D Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of Cumulative Dividends, as herein provided, on the Series D Preferred Stock.

            (c) All dividends paid with respect to shares of Series D Preferred Stock shall be paid pro rata to the holders entitled thereto.

            (d) When Cumulative Dividends are not paid in full upon the Series D Preferred Stock, any dividends (other than Additional Dividends (as defined in
Section 3(g) below)) declared or paid upon shares of Series D Preferred Stock and any Parity Securities shall be declared or paid, as the case may be, pro rata so that the amounts of dividends (other than Additional Dividends) declared or paid, as the case may be, per share on the Series D Preferred Stock and any Parity Securities in all cases bear to each other the same ratio that accumulated and unpaid dividends (other than Additional Dividends) per share on the shares of Series D Preferred Stock and any Parity Securities bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series D Preferred Stock, or any Parity Securities, which may be in arrears.

            (e) Unless full Cumulative Dividends on the Series D Preferred
Stock have been or contemporaneously are declared by the Board and paid or declared and a sum sufficient for the payment thereof set apart by the Corporation for all Dividend Periods terminating on or prior to the date of payment of dividends on any Junior Securities or Additional Dividends, no dividends shall be declared or paid or any sum set apart for such payment or any other distribution made on or with respect to such Junior Securities for any period, other than dividends payable or

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distributions made in shares of Junior Securities, and no Additional Dividends shall be declared or paid or any sum set apart for such payment.

            (f) Unless full Cumulative Dividends on the Series D Preferred Stock have been or contemporaneously are declared by the Board and paid or declared and a sum sufficient for the payment thereof set apart by the Corporation for all Dividend Periods terminating on or prior to the date of any event described in clause (x) or (y) of this Section 3(f), the Corporation shall not, and shall not permit its Subsidiaries (as defined in Section 5(n)) to, (x) redeem, purchase, retire or otherwise acquire for any consideration any shares of Series D Preferred Stock, unless (A) all shares of Series D Preferred Stock outstanding shall be redeemed, purchased, retired or otherwise acquired or (B) the shares of Series D Preferred Stock are redeemed, purchased, retired or otherwise acquired pro rata from among the holders of the shares then outstanding or (y) redeem, purchase, retire or otherwise acquire for any consideration, or make any payment on account of a sinking fund or other similar fund for the redemption, purchase, retirement or acquisition of, any Junior Securities or any Parity Securities, or any warrant, right or option to purchase any thereof, or make any distribution in respect thereof, directly or indirectly, whether in cash, obligations or securities of the Corporation or other property, except (i) in the case of Junior Securities, redemptions, purchases, retirements, acquisitions or distributions made in shares of Junior Securities or redemptions, purchases or acquisitions of shares of Common Stock for purposes of any employee benefit plan or program of the Corporation or any Subsidiary and (ii) in the case of Parity Securities, redemptions, purchases, retirements, acquisitions or distributions made pro rata so that the amounts redeemed, purchased, retired or otherwise acquired or paid or distributed in respect thereof, as the case may be, per share on the Series D Preferred Stock and any Parity Securities in all cases bear to each other the same ratio that accumulated and unpaid dividends (other than Additional Dividends) and required redemption payments per share on the shares of Series D Preferred Stock and any Parity Securities bear to each other; provided that this Section 3(f) shall not apply to any Subsidiary of the Corporation that is (1) an insurance company or other financial institution, a broker or a dealer (as such terms are defined in the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, as the case may be) or an investment advisor (as defined in the Investment Advisors Act of 1940, as amended), in each case acting for the benefit of Persons (as defined in Section 5(n)) other than the Corporation or its Subsidiaries or (2) any investment vehicle managed or advised by any of the Persons described in clause (1) above for the benefit of any Persons other than the Corporation or its Subsidiaries.

            (g) Notwithstanding anything to the contrary contained herein, holders of outstanding shares of Series D Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of funds of the Corporation legally available therefor, additional dividends (the "Additional Dividends") in an amount per share of Series D Preferred Stock equal to (x) the amount per share of Common Stock of any cash dividends declared on the Common Stock multiplied by the number of shares of Common Stock into which a share of Series D Preferred Stock is then convertible (without giving effect to the prohibition on conversion of Series D Preferred Stock prior to July 22, 1994 as set forth in
Section 5(a)) reduced by (y) the amount per share of Series D Preferred Stock of any Cumulative Dividends paid to the holders of Series D Convertible Stock and not previously used to offset payments of Additional Dividends. Such Additional Dividends shall be declared and paid in the same manner and at the same time as dividends are declared and paid on the Common Stock to the holders of record of the shares of Series D Preferred Stock.

            SECTION 4. Redemption. (a) The Series D Preferred Stock shall not be redeemable prior to July 22, 1994.

            (b)(i) The Series D Preferred Stock shall be subject to redemption in Common Stock, at the option of the Corporation, at any time after July 22, 1994, in part from time to time or in whole.

            (ii) If the Corporation elects to redeem shares of Series D Preferred Stock pursuant to Section 4(b)(i), notice of such redemption shall be given not less than 30 nor more than 60 days prior to the date fixed by the Corporation for such redemption (a "Call Date") to each holder of record of the shares to be redeemed. Upon the redemption of Series D Preferred Stock by the Corporation pursuant to this Section 4(b) on a Call Date, (x) each such share of Series D Preferred Stock shall be redeemed for that number of shares of Common Stock determined by dividing $5,000 by the Conversion Price as of the opening of business on the Call Date (such calculation to be carried out to four (4) decimal places) and (y) the holder of each such share of Series D Preferred Stock shall have the right to receive a cash adjustment pursuant to Section 4(i) with respect to any fractional shares resulting from such redemption, together with accumulated and unpaid Cumulative Dividends (whether or not earned or declared) to such Call Date on the shares of Series D Preferred Stock so redeemed, without interest.

            (c) To the extent the Corporation shall have funds legally available therefor, the Series D Preferred Stock shall be subject to redemption in cash, at the option of the Corporation, at any time on or after December 15, 2003, in part from time to time or in whole, at the redemption prices per share indicated below, together in each case with accumulated and unpaid Cumulative Dividends thereon (whether or not earned or declared) to any date fixed by the Corporation for such redemption (a "Cash Redemption Date"), without interest:

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         12-month period                Per Share
         ending December 15,            Redemption Price
         -------------------            ----------------

               2004 . . . . . . . . . . .  $5,250
               2005 . . . . . . . . . . .   5,200
               2006 . . . . . . . . . . .   5,150
               2007 . . . . . . . . . . .   5,100
               2008 . . . . . . . . . . .   5,050
               2009 and thereafter. . . .   5,000

            (d) If the Corporation elects to redeem shares of Series D Preferred Stock pursuant to Section 4(c), notice of such redemption shall be given not less than 30 nor more than 60 days prior to the Cash Redemption Date fixed in such notice to each holder of record of the shares to be redeemed.

            (e) Any notice pursuant to Section 4(b) or 4(d) shall be provided by first class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Corporation. Neither the failure to mail any notice required by Section 4(b) or 4(d), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed, whether or not the holder receives the notice. Each such notice shall state, in addition to any other information the Corporation deems appropriate: (i) the Call Date or the Cash Redemption Date, as the case may be; (ii) the number of shares of Series D Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) in the case of redemption pursuant to Section 4(b), the number of shares of Common Stock to be issued with respect to each share of Series D Preferred Stock; (iv) in the case of redemption pursuant to

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Section 4(c), the applicable redemption price; (v) the place or places where certificates for shares of Series D Preferred Stock are to be surrendered for redemption; (vi) the then effective Conversion Price; and (vii) that the right of holders to convert shares of Series D Preferred Stock to be redeemed shall terminate at the close of business on the applicable Call Date or Cash Redemption Date, as the case may be.

            (f)(i) Notice having been given as aforesaid, from and after a Call Date or a Cash Redemption Date, as the case may be (unless the Corporation shall fail to make available the number of shares of Common Stock and/or irrevocably to set apart the cash necessary to effect such redemption), (x) except as otherwise provided herein, dividends on the shares of the Series D Preferred Stock so called for redemption shall cease to accrue, (y) such shares of Series D Preferred Stock shall no longer be deemed to be outstanding and (z) all rights of the holders thereof as holders of Series D Preferred Stock shall cease except as provided in clause (iii) of this Section 4(f).

            (ii) The Corporation's obligation to provide any shares of Common Stock and/or any cash in accordance with clause (i) of this Section 4(f) shall be deemed fulfilled if, on or before the applicable Call Date or Cash Redemption Date, as the case may be, the Corporation shall deposit with First Chicago Trust Company of New York, or with a bank or trust company (which may be an affiliate of the Corporation) that has an office in the Borough of Manhattan, City of New York, and that has a capital and surplus of at least $50,000,000, any shares of Common Stock and/or any cash necessary for such redemption, in trust, with irrevocable instructions that such shares of Common Stock and/or such cash be applied to the redemption of the shares of Series D Preferred Stock called for redemption.


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            (iii) In the case of any redemption pursuant to Section 4(b), notice having been given as aforesaid, from and after the close of business on a Call Date (unless the Corporation defaults in the delivery of the shares of Common Stock and any cash payable on such Call Date), the shares of Series D Preferred Stock to be redeemed shall cease to accumulate dividends, each holder of such shares shall be deemed to be the holder of the number of shares of Common Stock for which such Series D Preferred Stock is to be redeemed, regardless of whether such holder has surrendered the certificates for such holder's shares of Series
D Preferred Stock, and the only right of such holders shall be to receive (x) such shares of Common Stock and (y) any cash adjustments made pursuant to
Section 4(i) and all accumulated and unpaid Cumulative Dividends (whether or not earned or declared) on such shares of Series D Preferred Stock to but excluding the Call Date. In the case of any redemption pursuant to Section 4(c) (unless the Corporation defaults in the payment of the applicable redemption price), notice having been given as aforesaid, the shares of Series D Preferred Stock to be redeemed shall from and after the close of business on a Cash Redemption Date cease to accumulate dividends and the only right of the holders of such shares shall be to receive payment of the redemption price and all accumulated and unpaid Cumulative Dividends (whether or not earned or declared) on such shares to but excluding the Cash Redemption Date. No interest shall accrue for the benefit of the holders of Series D Preferred Stock to be redeemed on any sum set aside by the Corporation in connection with a redemption pursuant to this
Section 4. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the applicable Call Date or Cash Redemption Date, as the case may be, shall revert to the general funds of the Corporation and, upon demand, such bank or trust company shall pay over to the Corporation such unclaimed cash and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof and any holder of such shares so called for redemption shall


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look only to the general funds of the Corporation for the payment of such cash.
Any interest accrued on cash deposited pursuant to this Section 4(f) shall be paid from time to time to the Corporation for its own account.

            (iv) As promptly as possible after the surrender of the certificates for any shares of Series D Stock redeemed pursuant to this Section 4 (with appropriate endorsements and any transfer documents reasonably requested by the Corporation or any transfer agent designated by the Corporation), such certificates shall be exchanged (A) in the case of any redemption pursuant to
Section 4(b), for certificates for shares of Common Stock and any cash for adjustments pursuant to Section 4(i) and (B) in the case of any redemption pursuant to Section 4(c), for payment of the redemption price, in either case together with all accumulated and unpaid Cumulative Dividends (whether or not earned or declared) payable thereon.

            (g) If fewer than all the outstanding shares of Series D Preferred Stock are to be redeemed pursuant to this Section 4, except as otherwise provided by Section 3(f), shares to be redeemed shall be selected by the Corporation from outstanding shares of Series D Preferred Stock not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method determined by the Corporation in its sole discretion to be equitable. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

            (h) Any fraction of a share of Series D Preferred Stock may be redeemed in the same manner in which a whole share of Series D Preferred Stock may be redeemed pursuant to this Section 4, provided that any shares of Common Stock deliverable and/or any cash payable upon the redemption of such fractional interest shall be determined by multiplying the number of shares of Common Stock deliverable and/or any

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cash payable upon the redemption of one share of Series D Preferred Stock by that fraction. If part of a share of Series D Preferred Stock is redeemed, a new certificate shall be issued representing the unredeemed portion of a share without cost to the holder thereof.

            (i) In the case of any redemption pursuant to Section 4(b), no fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issued upon redemption of the shares of Series D Preferred Stock. If more than one certificate shall be surrendered for redemption at any one time by the same holder, the number of full shares of Common Stock issuable upon redemption thereof shall be computed on the basis of the aggregate number of shares of Series D Preferred Stock represented by the certificates so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon redemption of shares of Series D Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fraction of the Closing Price (as defined in Section 5(n)) of the Common Stock as of the Trading Day (as defined in Section 5(n)) immediately preceding the Call Date.

            (j) All shares of Common Stock issued and delivered pursuant to
Section 4(b) will upon issuance by the Corporation and delivery be duly and validly issued, fully paid and nonassessable. If any shares of Common Stock are listed on any national securities exchange, the Corporation shall, if permitted by the rules of such exchange, list the shares of Common Stock required to be delivered upon a redemption of the Cumulative Convertible Preferred Stock pursuant to Section 4(b), prior to such redemption, on such exchange.

            (k) Upon any redemption of Series D Preferred Stock, the Corporation shall pay on each share so redeemed all accumulated and unpaid Cumulative Dividends (whether or

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not earned or declared) to but excluding the applicable Call Date or Cash
Redemption Date, as the case may be. If a Call Date or a Cash Redemption Date, as the case may be, falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, then each holder of shares of Series D Preferred Stock to be redeemed, at the close of business on such dividend payment record date, shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date (but without duplication of any amounts payable pursuant to the preceding sentence in respect of accumulated and unpaid dividends), notwithstanding the redemption of such shares before such Dividend Payment Date. The Corporation shall make no payment or allowance for Additional Dividends or unpaid dividends on any shares of Common Stock issued upon redemption pursuant to Section 4(b).

            (l) Any cash payment to a holder of shares of Series D Preferred Stock in connection with any redemption of the Series D Preferred Stock pursuant to this Section 4 shall be made in coin or currency of the United States that as of the date of payment shall be legal tender for payment of public and private debts by mailing a check to such holder at the address of such holder as shown on the stock books of the Corporation.

            SECTION 5. Conversion. The Series D Preferred Stock shall be convertible into shares of Common Stock as follows:

            (a) Subject to and upon compliance with the provisions of this
      Section 5, the holder of any shares of Series D Preferred Stock shall have the right, at such holder's option, at any time after July 22, 1994, in whole or, from time to time, in part, to convert any of such shares of Series D Preferred Stock into fully paid and nonassessable shares of Common Stock at the Conversion Price as of the Conversion Date upon the terms

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      hereinafter set forth. In case the shares of Series D Preferred Stock are called for redemption, such right of conversion shall terminate at the close of business on the applicable Call Date or Cash Redemption Date, as the case may be, unless the Corporation shall default in the delivery of the shares of Common Stock and/or the payment of any cash due upon redemption. Each share of Series D Preferred Stock shall be convertible pursuant to this Section 5(a) into the number of shares of Common Stock determined by dividing the $5,000 by the Conversion Price as of the Conversion Date (such calculation to be carried out to four (4) decimal places).

            (b) The "Conversion Price" shall mean $_____________, as adjusted from time to time in accordance with the terms of this Section 5.

            (c) A holder of shares of Series D Preferred Stock may exercise the conversion right specified in Section 5(a) as to any shares held by such holder by delivering written notice to the Corporation stating that such holder elects to convert all or a specified number of the shares of Series D Preferred Stock held by such holder. Such holder shall surrender to the Corporation, or any transfer agent of the Corporation previously designated by the Corporation to such holders for this purpose, a certificate or certificates representing the shares of Series D Preferred Stock to be converted with appropriate endorsements and any transfer documents reasonably requested by the Corporation or such transfer agent. Conversion of the shares of Series D Preferred Stock to be converted shall be deemed to have been effected immediately prior to the close of business on the date when such holder surrenders for conversion the certificate or certificates representing such shares of Series D Preferred Stock (any such date is referred to herein with respect to such shares as the "Conversion Date") and the Person in whose name the certificate or certificates representing Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date, unless the stock transfer books of the Corporation shall be closed on such date, in which event such Person shall be deemed to have become such holder of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the applicable Conversion Date. As promptly as practicable after the Conversion Date and after surrender to the Corporation, or to any transfer agent of the Corporation previously designated by the Corporation to the holders of the Series D Preferred Stock for such purpose, by a holder of a certificate or certificates representing the shares of Series D Preferred Stock to be converted, the Corporation shall issue and deliver or cause to be delivered to or upon the written order of such holder (i) a certificate or certificates representing the number of full shares of Common Stock to which such holder is entitled and (ii) a check made payable for an amount corresponding to any fractional interest in a share of Common Stock as provided in Section 5(e). Upon conversion of only a portion of the shares of Series D Preferred Stock represented by any certificate, the Corporation shall issue and deliver or cause to be delivered to or upon the written order of the applicable holder of shares of Series D Preferred Stock, at the expense of the Corporation, a new certificate representing the unconverted portion of the certificate so surrendered.

            Holders of shares of Series D Preferred Stock at the close of business on a dividend payment record date shall be entitled to receive any Cumulative Dividends or Additional Dividends payable on such shares on the corresponding dividend payment date notwithstanding the conversion thereof following such dividend payment record date and prior to such dividend payment date. However, shares of Series D Preferred Stock surrendered for conversion during the period between the close of business on any dividend payment record date and the opening of business on the corresponding dividend payment date must be accompanied by payment of an amount equal to the Cumulative Dividends or Additional Dividends payable on such shares on such dividend payment date (except shares of Series D Preferred Stock converted after the issuance of a notice of redemption with respect to a Call Date or a Cash Redemption Date during such period, which need not be accompanied by payment of such amount). A holder of shares of Series D Preferred Stock at the close of business on a dividend payment record date who tenders any such shares for conversion into shares of Common Stock on the corresponding dividend payment date will receive the Cumulative Dividends or Additional Dividends payable by the Corporation on such shares of Series D Preferred Stock on such date, and the converting holder need not include payment of the amount of such Cumulative Dividends or Additional Dividends upon surrender of shares of Series D Preferred Stock for conversion. The Corporation shall make no payment or allowance for unpaid dividends on any shares of Common Stock issued upon conversion pursuant to this Section 5.

            (d) Any fraction of a share of Series D Preferred Stock may be converted by a holder thereof in the same manner in which a whole share of Series D Preferred Stock may be converted pursuant to this Section 5, provided that any shares of Common Stock deliverable upon the conversion of such fractional interest shall be determined by multiplying the number of shares of Common Stock deliverable upon the conversion of one share of Series D Preferred Stock by that fraction. If part of a share of Series D Preferred Stock is converted, a new certificate shall be issued representing the unconverted portion of a share without cost to the holder thereof.

            (e) No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issued upon conversion of the shares of Series D Preferred Stock. If more than one certificate shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series D Preferred Stock represented by the certificates so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of shares of Series D Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fraction of the Closing Price of the Common Stock as of the Trading Day immediately preceding the Conversion Date.

            (f) The Conversion Price and the number and kind of securities issuable upon conversion of the shares of Series D Preferred Stock shall be subject to adjustment from time to time as follows:

                  (i) In case the Corporation shall, at any time or from time to time while any shares of the Series D Preferred Stock are outstanding, (A) pay a dividend or make a distribution on the Common Stock in shares of Common Stock; (B) subdivide its outstanding shares of Common Stock into a greater number of shares;
            (C) combine its outstanding shares of Common Stock into a smaller number of shares; (D) make a distribution on its Common Stock in shares of capital stock of the Corporation other than Common Stock; or (E) issue by reclassification of its shares of Common Stock any shares of capital stock of the Corporation, the Conversion Price in effect immediately prior to the date fixed for the determination of stockholders affected by such actions shall be adjusted so that each holder of shares of Series D Preferred Stock shall after such date of determination be entitled to receive, upon surrender for conversion, the number of shares of Common Stock or other capital stock of the Corporation which such holder would have owned or have been entitled to receive immediately following such date of determination if such holder had converted its shares of Series D Preferred Stock immediately prior to such date of determination. An adjustment made pursuant to this clause (i) shall become effective immediately after such date of determination. If, after an adjustment pursuant to this clause (i), the holders of shares of Series D Preferred Stock upon conversion of such shares of Series D Preferred Stock may receive shares of two or more classes of capital stock of the Corporation, the Board shall in good faith determine the allocation of the adjusted Conversion Price between the classes of capital stock. After such allocation, the Conversion Price of each class of capital stock shall be subject to adjustment on terms comparable to those applicable to Common Stock in this Section 5.

                  (ii) In case the Corporation shall, at any time or from time to time while any shares of the

            Series D Preferred Stock are outstanding, issue to holders of outstanding shares of Common Stock generally rights or warrants entitling the holders thereof to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price (as defined in Section 5(n)) of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights or warrants, the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be decreased by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Current Market Price, and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase.
            Such decrease shall become effective immediately after the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such rights or warrants. No adjustment to the Conversion Price shall be made in respect of any issuance of Common Stock upon exercise of any right or warrant if an adjustment shall previously have been made upon issuance of such right or warrant. In case any rights or warrants referred to in this clause (ii) in respect of which an adjustment shall have been made shall expire unexercised within 45 days after the same shall have been distributed or issued by the Corporation, the

            Conversion Price shall be readjusted at the time of such expiration to the Conversion Price that would have been in effect if no adjustment had been made on account of the distribution or issuance of such expired rights or warrants.

                  (iii) In case the Corporation shall, at any time or from time to time while any shares of the Series D Preferred Stock are outstanding, distribute to holders of outstanding shares of Common Stock generally evidences of indebtedness or assets of the Corporation or any of its Subsidiaries or Affiliates (as defined in Section 5(n)), including securities, but excluding (x) any dividend or distribution or rights or warrants referred to in clause (i) or
            (ii) above and (y) cash dividends of the Corporation on the Common Stock, then in each such case the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution shall be decreased by multiplying such Conversion Price by a fraction, the numerator of which shall be the Current Market Price on the date fixed for such determination less the then fair market value (as determined by the Board in good faith) of the portion of such evidences of indebtedness or assets so distributed applicable to one share of Common Stock, and the denominator of which shall be such Current Market Price. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution.

                  (iv) At any time or from time to time while any shares of
            Series D Preferred Stock are out-
            standing in case of (A) any capital reorganization or any reclassification or change of the Common Stock (other than a reclassification covered by clause (i) above) of the Corporation,
            (B) the consolidation or merger of the Corporation with or into any other corporation or (C) the sale, lease or other disposition or conveyance of the property and assets of the Corporation as, or substantially as, an entirety to any other corporation, in each case as a result of which holders of outstanding shares of Common Stock generally will be entitled to receive shares of stock or other securities or other property (including cash) with respect to or in exchange for the Common Stock, there shall be no adjustment of the Conversion Price but the shares of Series D Preferred Stock shall, after such capital reorganization, reclassification or change of Common Stock, consolidation, merger or sale, lease or other disposition or conveyance, be convertible into the kind and amount of shares of stock or other securities or property (including cash) which the holder of shares of Series D Preferred Stock would have owned or been entitled to receive upon such capital reorganization, reclassification or change of Common Stock, consolidation, merger or sale, lease or other disposition or conveyance if such holder had converted the shares of Series D Preferred Stock owned by such holder immediately prior to the time of such capital reorganization, reclassification or change of Common Stock, consolidation, merger or sale, lease or other disposition or conveyance (assuming such holder elected to receive the same kind and amount of shares of stock or other securities or property (including cash) receivable upon such capital reorganization, reclassification or change of Common Stock, consolidation, merger or sale, lease or other disposition or conveyance receivable by a plurality of the holders of shares of Common Stock); and, in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section 5 with respect to the rights and interests of the holders of shares of Series D Preferred Stock, so that the provisions set forth in this Section 5 (including without limitation those set forth in this Section 5(f)) shall be made applicable, as closely as reasonably practicable, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series D Preferred Stock. The provisions of this clause (iv) shall apply to successive reorganizations, reclassifications, changes, consolidations, mergers or sales, leases or other dispositions or conveyances.

                  (v) All calculations under this Section 5(f) shall be made to the nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be. Any provision of this Section 5 to the contrary notwithstanding, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than 1% of the Conversion Price then in effect, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate 1% thereof or more.

                  (vi) No adjustment provided for in clause (i), (ii) or (iii)
            of this Section 5(f) shall be made if a distribution that would otherwise trigger such adjustment is also made to the holders of shares of Series D Preferred Stock in the same manner and amount as if the holders owned the shares of Common Stock into which the shares of Series D Preferred Stock are convertible immediately prior to such distribution.

                  (vii) The Board may make such adjustments in the Conversion
            Price, in addition to those required by this Section 5(f), as shall be determined by it (as evidenced by a resolution of the Board) to be advisable in order to avoid or diminish any adverse United States Federal income tax consequences to holders of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any similar events treated as such for Federal income tax purposes. The Board shall have the power to resolve any ambiguity or correct any error in this Section 5 in a manner not adverse to the holders of the Series D Preferred Stock.

                  (viii) Notwithstanding the foregoing provisions, the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock under any such plan shall not be deemed to constitute an issuance of Common Stock or rights or warrants by the Corporation to which any of the provisions of this Section 5(f) applies.

            (g) Whenever the Conversion Price shall be adjusted as provided in
      Section 5(f), the Corporation shall forthwith give written notice to the holders of shares of Series D Preferred Stock by first class mail, to such holders' respective addresses as shown on the stock books of the Corporation setting forth the Conversion Price that shall be in effect after such adjustment. Where appropriate, such notice may be given in advance and may be included as part of a notice required to be given under the provisions of Section 5(h). The Corporation shall also file with any transfer agent designated by the Corporation pursuant to Section 5(c) a notice stating the adjusted Conversion Price and setting forth a brief statement of the facts upon which such adjustment is based.

            (h) In the event the Corporation shall propose to take any action of the type described in clause (i), (ii), (iii) or (iv) of Section 5(f), the Corporation shall give written notice to the holders of shares of Series D Preferred Stock, by first class mail to such holders' respective addresses as shown on the stock books of the Corporation which notice shall specify the date fixed for the determination of stockholders to be affected, if any, by such action and the approximate date on which such action is to take place. Such notice shall also set forth the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of the shares of Series D Preferred Stock. In the case of any action which would require the fixing of such date of determination, such notice shall be given at least 10 days prior to the date so fixed, and, in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. The failure to give the notice required by this Section 5(h), or any defect therein, shall not affect the legality or validity of any action of the type described in clause (i), (ii), (iii) or (iv) of Section 5(f) or any vote authorizing such action.

            (i) The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of the shares of Series D Preferred Stock; provided that the Corporation shall not be required to pay any taxes payable in respect of any transfer involved in the issuance or delivery of any certificates representing such shares of Common Stock in a name other than that of the holder of the shares of Series D Preferred Stock in respect of which such certificates are being issued and no such issuance or delivery shall be made unless and until the holder requesting such issuance has paid to the Corporation the amount of any such tax or has established to the reasonable satisfaction of the Corporation that such tax is not required to be paid.

            (j) So long as any Series D Preferred Stock remains outstanding, the Corporation shall reserve at all times, free from preemptive rights, out of its authorized but unissued shares of Common Stock or Common Stock held in treasury, solely for the purpose of effecting the conversion of the Series D Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series D Preferred Stock.

            (k) If, and so long as, any shares of Common Stock into which the shares of Series D Preferred Stock are then convertible are listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion.

            (l) All shares of Common Stock which may be issued and delivered upon conversion of the shares of Series D Preferred Stock will upon issuance by the

      Corporation and delivery be duly and validly issued, fully paid and nonassessable and the Corporation shall not take any action which would cause the Conversion Price to be less than the par value of the Common Stock.

            (m) In any case in which Section 5(f) provides that an adjustment shall become effective on, or on the day following, the record date for any event, the Corporation may defer until the occurrence of such event
      (i) issuing to the holder of any share of Series D Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (ii) paying to such holder any amount in cash in lieu of any fractional share pursuant to Section 5(e).

            (n) For purposes of this Section 5:

                  (i) "Affiliate" has the meaning given to such term in Rule
            12b-2 under the Securities Exchange Act of 1934, as amended.

                  (ii) "Closing Price" means, for any Trading Day, the last
            reported sales price, regular way, per share of Common Stock or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, regular way, per share of Common Stock, in either case as reported on the New York Stock Exchange Composite Transactions Tape or, if the Common Stock is not then listed or admitted to trading on such exchange, on the principal national securities exchange on which the Common Stock is then listed or admitted to trading or, if the Common

            Stock is not then listed or admitted to trading on any national securities exchange, as quoted through the National Association of Securities Dealers Automated Quotations National Market System or, if the Common Stock is not then listed or admitted to trading on any national securities exchange or quoted through such National Market System, the average of the closing bid and asked prices per share of Common Stock in the over-the-counter market as furnished by any New York Stock Exchange member firm that makes a market in the Common Stock selected from time to time by the Corporation for that purpose.

                  (iii) "Current Market Price" means, as of any date, the
            average of the Closing Prices for the 30 consecutive Trading Days ending on the Trading Day prior to such date.

                  (iv) "Person" means any individual, corporation, partnership, firm, joint venture, association, joint stock company, trust, unincorporated organization, governmental or regulatory authority or other entity.

                  (v) "Subsidiary" means any corporation, association or other business entity more than 50% of the shares of stock of any class or classes (or equivalent interests) of which is at the time owned by the Corporation or by one or more Subsidiaries of the Corporation or by the Corporation and one or more Subsidiaries of the Corporation, if the holders of the stock of such class or classes (or equivalent interests) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or Persons performing similar functions) of such business entity.

                  (vi) "Trading Day" means any day the New York Stock Exchange is open for regular trading.

            SECTION 6. Shares to be Retired. All shares of Series D Preferred Stock purchased or redeemed by the Corporation (excluding, until the Corporation elects to retire them, shares that are held as treasury shares) or converted shall be retired and cancelled and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series.

            SECTION 7. Liquidation. (a) The shares of Series D Preferred Stock shall rank prior to the shares of Junior Securities upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation Transaction"), so that in the event of any Liquidation Transaction, the holders of shares of Series D Preferred Stock then outstanding shall be entitled to receive out of the assets or surplus funds of the Corporation available for distribution to its stockholders, or proceeds thereof, whether from capital, surplus or earnings, before any distribution is made to holders of any Junior Securities, a liquidation preference in an amount per share of Series D Preferred Stock equal to the Liquidation Preference, plus an amount equal to all Cumulative Dividends (whether or not earned or declared) accumulated and unpaid on the shares of Series D Preferred Stock to the date of final distribution.

            (b) If, upon any Liquidation Transaction, the assets or surplus funds of the Corporation, or proceeds thereof, whether from capital, surplus or earnings, distributable among the holders of shares of Series D Preferred Stock and any Parity Securities then outstanding are insufficient to pay in full the preferential liquidation payments due to such holders, such assets or proceeds shall be distributable among such holders ratably in accordance with the amounts that would be payable on such shares of Series D

Preferred Stock and Parity Securities if all amounts payable thereon upon such Liquidation Transaction were payable in full.

            (c) Neither the consolidation, merger or other business combination of the Corporation with or into any other Person or Persons nor the sale or transfer of all or substantially all the assets of the Corporation shall be deemed to be a Liquidation Transaction.

            SECTION 8. Voting Rights. Except as otherwise required by applicable law, the shares of Series D Preferred Stock shall not have any relative, participating, optional or special voting rights or powers and the vote or consent of the holders thereof shall not be required for the taking of any corporate action.

                                  *     *     *

            The following resolution has been duly adopted by the Series D Preferred Stock Pricing Committee of the Board (the "Pricing Committee"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware and pursuant to the authority granted to the Pricing Committee by the Board, which resolution remains in full force and effect as of the date hereof:

            RESOLVED, That, pursuant to the authority expressly granted to the Series D Preferred Stock Pricing Committee of the Board of Directors (the "Series D Pricing Committee") by the Board of Directors of The Equitable Companies Incorporated (the "Corporation") at a meeting held on November 18, 1993, at which meeting the Board of Directors adopting resolutions authorizing and creating the Cumulative Convertible Preferred Stock, Series D, par value $1.00 per share (the "Series D Preferred Stock"), the following additional terms of the Series D Preferred Stock are hereby approved by this Committee:

            (a) the number of authorized shares of the Series D Preferred Stock shall be 60,000;

            (b) the Initial Dividend Period for the Series D Preferred Stock shall commence on and include December 15, 1993; and

            (c) the initial Conversion Price for the Series D Preferred Stock shall be $25.125.

            IN WITNESS WHEREOF, The Equitable Companies Incorporated has caused this Certificate of Designations, Preferences and Relative, Participating, Optional and other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions thereof of its Preferred Stock, Series D, to be duly executed by its Senior Vice President and attested to by its Secretary and has caused its corporate seal to be affixed hereto, as of this 8th day of December, 1993.

                                                   /s/ George A. Williams
                                                   --------------------------
                                                   Name:  George A. Williams
                                                   Title: Senior Vice President

[Corporate Seal]

ATTEST:

/s/ Molly Heines
--------------------------
Name:  Molly Heines
Title: Secretary